GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
REPORTS SALES AND EARNINGS
FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2015

- Company Reports Sales of $3.9 Billion and Earnings Per Share of $1.24 -

Atlanta, Georgia, October 19, 2015 — Genuine Parts Company (NYSE: GPC) announced today sales and earnings for the third quarter and nine months ended September 30, 2015.

Sales for the third quarter ended September 30, 2015 decreased 2% to $3.92 billion compared to sales of $3.99 billion for the same period in 2014. Net income for the third quarter was $188.0 million compared to $190.5 million recorded for the same period in the previous year. Earnings per share on a diluted basis were $1.24, equal to the earnings per share for the third quarter last year. Currency negatively impacted revenue growth by approximately 4% and earnings per share by $0.05 in the third quarter.

The Company’s 2% third quarter sales decline included underlying sales growth of 1% and a 1% contribution from acquisitions, offset by a currency headwind of approximately 4%. Sales for the Automotive Group were down 2% reflecting core automotive growth of 4% offset by a 6% impact of currency. Sales at Motion Industries, our Industrial Group, were down by approximately 4%, which basically represents the underlying decrease for this business, as a 1% contribution from acquisitions was offset by an equal currency headwind. Sales at EIS, our Electrical/Electronic Group, increased by 2% and included approximately 5% growth from acquisitions, offset by a 1.5% decrease in core sales and a 1.5% negative impact of copper pricing. Sales for S. P. Richards, our Office Products Group, were up 3%, which essentially reflects the underlying growth for this business in the quarter.

Tom Gallagher, Chairman and Chief Executive Officer, commented, “The strength in our underlying Automotive distribution business, as well as positive sales growth in the Office and Electrical distribution businesses, was offset by significant foreign currency headwinds and ongoing challenging global economic conditions, particularly in our Industrial distribution business. These factors pressured our overall sales and earnings growth as we moved through the third quarter, although our focus on streamlining operations and controlling expenses drove positive margin expansion.”

Sales for the nine months ended September 30, 2015 were $11.60 billion, up 1% compared to 2014. Net income for the nine months was $544.4 million, basically unchanged from 2014, and earnings per share on a diluted basis were $3.56, up 1% compared to $3.53 in 2014. Currency negatively impacted revenue growth by approximately 3% and earnings per share by $0.11 for the nine months.

Mr. Gallagher added, “We enter the fourth quarter facing market conditions that have softened, most prominently in our Industrial and Electrical businesses. Based on these uncertain conditions, which are likely to persist through the balance of the year, we expect sales and earnings to be further challenged as we work our way through the final quarter of 2015.”

Mr. Gallagher concluded, “We have initiatives in place in each of our businesses which are designed to stimulate sales and earnings growth in the coming quarters. While these initiatives will take time to fully materialize in our quarterly results, our teams are committed to generating growth both organically and through selective accretive acquisitions that should enhance the long-term growth profile of our four businesses in the coming years. Our strong cash flow generation, driven by significant working capital improvement and our strong balance sheet provide us with the ability to support these initiatives. Additionally, we expect to continue to maximize shareholder value with our dividend and ongoing share repurchase program.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter and the future outlook. Interested parties may listen to the call on the Company’s website, www.genpt.com, by clicking “Investors”, or by dialing 844-857-1770, conference ID 46339913. A replay will also be available on the Company’s website or at 855-859-2056, conference ID 46339913, two hours after the completion of the call until 12:00 a.m. Eastern time on November 3, 2015.

Forward Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, slowing demand for the Company’s products, changes in general economic conditions, including, unemployment, inflation or deflation, high energy costs, uncertain credit markets and other macro-economic conditions, the ability to maintain favorable vendor arrangements and relationships, disruptions in our vendors’ operations, competitive product, service and pricing pressures, the Company’s ability to successfully implement its business initiatives in each of its four business segments, the Company’s ability to successfully integrate its acquired businesses, the uncertainties and costs of litigation, as well as other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for 2014 and from time to time in the Company’s subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (770) 612-2044
Sidney G. Jones, Vice President — Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2015	2014	2015	2014
	(Unaudited)
	(in thousands, except per share data)
Net sales	$3,921,802	$3,985,909	$11,598,254	$11,519,193
Cost of goods sold	2,752,577	2,802,487	8,137,880	8,071,973

Gross profit	1,169,225	1,183,422	3,460,374	3,447,220
Operating expenses:
Selling, administrative & other expenses	834,372	850,156	2,492,537	2,486,162
Depreciation and amortization	34,278	34,983	105,764	108,623

	868,650	885,139	2,598,301	2,594,785
Income before income taxes	300,575	298,283	862,073	852,435
Income taxes	112,559	107,767	317,674	306,708

Net income	$188,016	$190,516	$544,399	$545,727

Basic net income per common share	$1.24	$1.25	$3.58	$3.56
Diluted net income per common share	$1.24	$1.24	$3.56	$3.53
Weighted average common shares outstanding	151,354	153,018	152,043	153,401
Dilutive effect of stock options and
non-vested restricted stock awards	789	1,080	847	1,062

Weighted average common shares outstanding – assuming dilution	152,143	154,098	152,890	154,463

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2015	2014	2015	2014
	(Unaudited)
	(in thousands)
Net sales:
Automotive	$2,064,099	$2,099,518	$6,065,733	$6,108,429
Industrial	1,170,252	1,220,539	3,540,106	3,573,048
Office Products	510,825	496,572	1,478,878	1,333,455
Electrical/Electronic Materials	196,837	193,321	573,584	561,686
Other (1)	(20,211)	(24,041)	(60,047)	(57,425)

Total net sales	$3,921,802	$3,985,909	$11,598,254	$11,519,193

Operating profit:
Automotive	$201,986	$193,258	$560,070	$550,051
Industrial	90,081	95,262	266,726	273,740
Office Products	36,406	33,318	107,431	98,447
Electrical/Electronic Materials	19,988	17,766	54,019	49,758

Total operating profit	348,461	339,604	988,246	971,996
Interest expense, net	(5,055)	(6,283)	(16,056)	(18,713)
Intangible amortization	(8,545)	(8,947)	(25,945)	(26,321)
Other, net	(34,286)	(26,091)	(84,172)	(74,527)

Income before income taxes	$300,575	$298,283	$862,073	$852,435

Capital expenditures	$24,531	$33,862	$61,994	$73,785

Depreciation and amortization	$34,278	$34,983	$105,764	$108,623

(1) Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept. 30,	Sept. 30,
	2015	2014
	(Unaudited)
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$199,294	$135,537
Trade accounts receivable, net	1,963,158	1,976,056
Merchandise inventories, net	2,967,724	3,014,102
Prepaid expenses and other current assets	493,306	459,682

TOTAL CURRENT ASSETS	5,623,482	5,585,377
Goodwill and other intangible assets, less accumulated amortization	1,328,431	1,444,356
Deferred tax assets	136,618	90,539
Other assets	486,136	558,932
Net property, plant and equipment	628,461	662,253

TOTAL ASSETS	$8,203,128	$8,341,457

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	$2,851,022	$2,549,193
Current portion of debt	125,000	335,394
Income taxes payable	6,643	24,481
Dividends payable	92,905	87,906
Other current liabilities	688,498	638,808

TOTAL CURRENT LIABILITIES	3,764,068	3,635,782
Long-term debt	500,000	500,000
Pension and other post-retirement benefit liabilities	248,709	135,407
Deferred tax liabilities	62,419	79,690
Other long-term liabilities	456,908	482,430
Common stock	150,763	152,857
Retained earnings	3,922,609	3,791,172
Accumulated other comprehensive loss	(914,586)	(446,854)

TOTAL PARENT EQUITY	3,158,786	3,497,175
Noncontrolling interests in subsidiaries	12,238	10,973

TOTAL EQUITY	3,171,024	3,508,148

TOTAL LIABILITIES AND EQUITY	$8,203,128	$8,341,457

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended Sept. 30,
	2015	2014
	(Unaudited)
	(in thousands)
OPERATING ACTIVITIES:
Net income	$544,399	$545,727
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	105,764	108,623
Share-based compensation	13,582	12,641
Excess tax benefits from share-based compensation	(5,381)	(7,269)
Changes in operating assets and liabilities	237,623	(70,399)

NET CASH PROVIDED BY OPERATING ACTIVITIES	895,987	589,323
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(61,994)	(73,785)
Acquisitions and other investing activities	(115,414)	(275,295)

NET CASH USED IN INVESTING ACTIVITIES	(177,408)	(349,080)
FINANCING ACTIVITIES:
Proceeds from debt	2,537,224	2,032,550
Payments on debt	(2,680,191)	(1,974,581)
Share-based awards exercised, net of taxes paid	(6,030)	(8,266)
Excess tax benefits from share-based compensation	5,381	7,269
Dividends paid	(275,379)	(259,365)
Purchase of stock	(225,175)	(95,546)

NET CASH USED IN FINANCING ACTIVITIES	(644,170)	(297,939)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(12,845)	(3,660)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	61,564	(61,356)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	137,730	196,893

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$199,294	$135,537